Exhibit 99.1



                   Bio-American Capital Corporation Completes
                 Final Agreement with Cheetah Oil & Gas Limited


         Bio-American Capital Corp. BIOA is excited to announce that the company has acquired 100% of all outstanding shares of Cheetah Oil & Gas Ltd.

         Recent oil & gas discoveries in Papua New Guinea have increased exploration interest while energy consumption of all kinds in Asia is growing strongly. The Company believes that exciting opportunities exist to exploit this growing demand for oil & gas.

         The company also announces Mr. Ted Kozub has recently been appointed CEO; of Bio-American Capital Corporation. Mr. Kozub brings a wealth of experience to Bio-American Capital Corporation.

         Mr. Kozub is a recently retired Tax Partner with KPMG. He has been in public accounting practice for over 22 years and has held various senior positions with Revenue Canada Taxation. He was appointed to the special task force for the implementation of Canadian Tax Reform and was Tax Manager with Hudsons Bay Oil & Gas in Calgary, which is a subsidiary of Conoco. Mr. Kozub held office of President of the Canadian Petroleum Tax Society for two years and was a frequent lecturer to various accounting organizations in accounting, cost and management and taxation. Mr. Kozub holds a certified management accounting Degree (CMA, 1963) and a business management Certificate.(1960).

         Mr. Kozub states regarding the acquisition of Cheetah Oil & Gas: "After extensive negotiations we are able to report an agreement has been finalized. This agreement is the first step towards improving value for our shareholders and we are pleased with the direction the company is taking."

         "The Principal assets of Cheetah Oil & Gas Ltd. are oil and gas exploration licenses obtained January 22, 2004, with exploration periods of six years, and performance requirements by certain dates in the future."

         Bio-American Capital Corporation is issuing 25 million restricted common shares to complete the acquisition of Cheetah Oil & Gas Ltd., a BC Corporation.

         Bio-American Capital Corporation's primary focus is to acquire oil and gas exploration, production and other oil and gas related projects in Papua New Guinea.

         Disclaimer: The Company relies upon the safe Harbor Laws of 1993, 1934, and 1995 for all public news releases. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements.

Contact Information: Bio-American Capital Corp.
Kevin Crawford, 888-432-6669
Email: ir@cheetahoil.com